EXHIBIT 3.1

CERTIFICATE OF INCREASE

OF

SHARES DESIGNATED AS

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

Flushing Financial Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

That a Certificate of Designations of Series A Junior Participating Preferred Stock, par value $.01 per share (the “Series A Preferred”), was filed in the office of the Secretary of State of the State of Delaware on September 30, 1996.

That the Board of Directors of the Corporation, at a meeting held on September 5, 2006, duly adopted a resolution authorizing and directing an increase in the number of shares designated as Series A Preferred, from 100,000 shares to 250,000 shares, in accordance with the provisions of Section 151 of The General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by John R. Buran, its President and Chief Executive Officer, this 21st day of September, 2006.

FLUSHING FINANCIAL CORPORATION

By	/s/ John R. Buran
	Name:	John R. Buran
	Title:	President and Chief Executive Officer